EXHIBIT 10.2

Contract and Authorization for Apprehension of Bail Bond Fugitive

Company:   Bureau of Fugitive Recovery, Inc.                                                                                                                     Address:                      P.O. Box 102922
Phone #:     303-523-7889  Fax #: 720-266-6995                                                                                                                                                Denver, CO. 80250
E-mail:        BFRecovery@q.com

Bail Bonding Company:   Authorized Agent: Frank Ficarra
                                           A Alpha Bail Bonds, LLC, an Agent for

          International Fidelity Insurance Company
Address:                           P.O. Box 9810
          Calabasas, CA  91372

                                                                                                                            WORK FOR HIRE AGREEMENT

This Agreement, between Frank B. Ficarra, A Alpha Bail Bonds, LLC, an Agent of International Fidelity Insurance Company, hereinafter the hiring party, and Bureau of Fugitive Recovery, Inc. (hereinafter “BFR”), is for the purpose of investigation, location, arrest and/or causing the arrest of any individual (hereinafter the “fugitive”) that has failed to comply with the conditions of his/her bail bond that has been posted by the above named Surety, Insurance Company or Bonding Company.

Services will include:  BFR will be provide investigation, location, arrest, and/or causing the arrest and/or retuning to custody any individual so indicated by the above named Surety, Insurance Company or Bonding Company.  Location, arrest, causing the arrest and/or recovering or arranging for the recovery of any unpaid premium on the above named fugitive is BFR’s primary responsibility.  Any additional services will be billed at the below listed fee schedule. BFR is not responsible for any travel expenses, loses, damage to property, injuries, or confiscation of collateral property.  These are solely the hiring party’s responsibility. It is in the best interest of the hiring party to acquire an insurance policy that covers themselves, as well as BFR for any accidental faults.  Bureau of Fugitive Recovery, Inc. is registered with the State of Colorado and is protected under the U.S. SUPREME COURT in Taylor v. Taintor, 16 Wall, 366 of 1873. BFR agents are certified as required by C.R.S. 12-7-102.5(1)(B).

Additional duties/notes:    In State recovery                                                                                                                            10%
                                                Out of State recovery                                                                                                                    15%  +
                                                Expenses (lodging, fuel, food, etc.)
                  Bonds released by motion/ not arrest                                                                                           5%
               Motions written & filed                                                                                                                 $35.00
                                               Building files in court (Research)                                                                                                 $20.00/hour
              Outside Research on files (Meeting Bondsman, building ghost files)                                       $15.00 an hour
              Out of County                                                                                                                                  20% + to be negotiated

Fees/rates:  All fees are to be paid on a monthly invoiced basis and upon presentation of a certificate of surrender, booking sheet, bond release (if applicable) or any other form of written verification of the defendant return to custody.  If travel is required expenses will be negotiated and agreed to on a case by case basis.  A minimum fee of $200.00 will be charged on all cases. These fees are due at time of service and are not contingent on the outcome of the case. No guarantees are made or implied herein. Any non-payment of outstanding fees may result in additional fees imposed and/or possible civil action.

Additional Fees/notes:

Disclosure Guarantee:  By signing this contract the hiring party agrees to provide BFR with all information listed on the Case File Requirement Checklist and guarantees that all information provided is truthful and accurate to the best of the hiring party’s knowledge. Any additional duties or responsibilities are not incumbent on BFR. The hiring party agrees that any and all paperwork given BFR will become the property of BFR and will be treated as confidential and privileged. BFR reserves the right to void the contract at any time, especially if the hiring party tries or makes BFR take any action that is illegal, unbecoming of a professional, or in the event of non-payment. In the event that the hiring party decides to terminate this contract a fee of One Hundred Dollars ($100.00) per case shall be made within twenty-four (24) hours of termination, including any additional fees and travel expenses that may apply. A written letter must be submitted to BFR with the time, date and reason for termination. By signing this agreement the hiring party agrees that no other Recovery agent or agency will be involved in the investigation or apprehension of any of the Defendants that BFR has been instructed to apprehend. By signing this contract the hiring party agrees to supply BFR with any legal representation (Attorneys, civil, criminal or any other) that may be required for any action(s) taken by BFR in the performance of its services for the hiring party, as outlined within the Indemnity Agreement. This Contract shall be deemed void if BFR is found by the court to be negligent, or to have committed an illegal act. The signing of this contract by the parties hereto constitutes a legally binding document in the State of Colorado, thereby subject to the applicability of all Colorado Laws and statutes.

Additional Disclosures/notes:

Signed and agreed to this 20th day of April 2007, at Denver, Colorado.

____________________
Frank Ficarra, President
A Alpha Bail Bonds, LLC

__________________________
Scott Gabriele, Consultant
Bureau of Fugitive Recovery, Inc.